EXHIBIT 15







April 25, 1994




Orion Capital Corporation
30 Rockefeller Plaza
New York, New York

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Orion Capital Corporation and subsidiaries for the periods ended March 31, 1994 and 1993, as indicated in our report dated April 25, 1994; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, is incorporated by reference in Registration Statements No. 2-65348 on Form S-8 and S-16 relating to the Orion Capital Corporation 1976 and 1979 Stock Option Plans, No. 2-80636 on Form S-8 relating to the Orion Capital Corporation 1982 Long-Term Performance Incentive Plan and No. 2-63344 on Form S-8 relating to the Orion Capital Corporation Employees' Stock Savings and Retirement Plan.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE


Hartford, Connecticut









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